NEW YORK LIFE INVESTMENTS ACTIVE ETF TRUST 485BPOS

Exhibit (g)(1)(a)

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) dated August 28,2024 (“Effective Date”) is by and between New York Life Investments Active ETF Trust, (the “Fund”) and The Bank of New York Mellon (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and New York Life Investments Active ETF Trust, (formerly, IndexIQ Active ETF Trust) entered into a Custody Agreement dated as of November 18, 2013, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of services to the Fund and its portfolios identified on Schedule II (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	All references to “IndexIQ Active ETF Trust” shall be replaced with “New York Life Investments Active ETF Trust”.

2.	Schedule II to the Agreement is hereby deleted in its entirety and replaced with Schedule II attached hereto.

3.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, as to services described in this Amendment, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of the Amendment physically delivered, on a copy of the Amendment transmitted by facsimile transmission or on a copy of the Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of the Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

Exhibit (g)(1)(a)

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

NEW YORK LIFE INVESTMENTS ACTIVE ETF TRUST On behalf of each Series identified on Schedule II attached to the Agreement

By:	/s/ Jack R. Benintende
Name:	Jack R. Benintende
Title:	Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Jennifer Muzerall
Name:	Jennifer Muzerall
Title:	Relationship Manager

Exhibit (g)(1)(a)

SCHEDULE II

(Amended and Restated as of August 28, 2024)

NYLI CBRE Real Assets ETF

NYLI MacKay California Muni Intermediate ETF

NYLI MacKay ESG Core Plus Bond ETF

NYLI MacKay ESG High Income ETF

NYLI MacKay Muni Insured ETF

NYLI MacKay Muni Intermediate ETF

NYLI MacKay Securitized Income ETF

NYLI Winslow Focused Large Cap Growth ETF

NYLI Winslow Large Cap Growth ETF